Exhibit 99.2
ISBA Announces 1st Quarter Earnings
Mt. Pleasant, Michigan, April 28, 2011 — Richard J. Barz, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation’s net income for the first three months of 2011 was $2.32 million, a 14.48% increase over the same period in 2010. The Corporation paid a $0.19 per share cash dividend in the first quarter of 2011, a 5.5% increase over the dividend paid in the fourth quarter of 2010. Based on the Corporation’s average stock price of $18.07 for the month of March 2011, the annualized dividend yield was 4.21%.
As of March 31, 2011, the Corporation’s total assets were $1.26 billion, a 2.97% increase compared to December 31, 2010. The majority of this growth was funded by a 5.23% increase of in-market deposits. Total assets under management, which includes loans sold and serviced, trust assets, and assets managed by the Corporation’s Raymond James brokerage operations, were $1.88 billion.
The Corporation’s asset quality remains strong as evidenced by the relatively low percentage of total assets classified as “nonperforming” as of March 31, 2011 (0.66%). For comparison, the average percentage of nonperforming assets for all banks in the state of Michigan was 3.57% for the period ended December 31, 2010. As of March 31, 2011, the Corporation had $2.17 in loan loss reserve for every dollar of nonperforming loans, an outstanding coverage ratio. In addition, the Corporation’s risk based capital to risk adjusted total assets ratio of 13.78% at the end of the first quarter of 2011 is considered to be exceptionally strong when compared to the 8.0% required to be categorized as adequately capitalized under the Federal Reserve Board’s risk based capital rules.
For further information regarding Isabella Bank Corporation, please visit the website at www.isabellabank.com and click on the Investor Relations Tab.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarter ended March 31, 2011, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.